January 9, 2014

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

U.S. Securities and Exchange Commission

Washington, DC 20549

Ladies and Gentlemen:

We hereby consent to the incorporation and use in this Registration Statement of Exeo Entertainment, Inc. on Form S-1/A-3 of our audit report, dated July 25, 2013 relating to the accompanying balance sheets as of November 30, 2012 and December 31, 2011 and the related statements of operations, stockholders’ equity (deficit), and cash flows for the year ended November 30, 2012 and for the period from inception (May 12, 2011) through December 31, 2011 and for the cumulative period from inception (May 12, 2011) to November 30, 2012, which appears in such Registration Statement.

We also consent to the reference to our Firm under the title “Interests of Named Experts and Counsel” in the Registration Statement and this Prospectus.

De Joya Griffith, LLC

/s/ De Joya Griffith, LLC

Henderson, NV

01.09.14